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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    CAPSTAR RADIO BROADCASTING PARTNERS, INC.

                        (Incorporated on August 5, 1980)

            (Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware)

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         Capstar Radio Broadcasting Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST, that the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that the Board of Directors of the Corporation deems and declares advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to amend Article Four to read in its entirety as follows, and that such amendment be submitted to the stockholders of the Corporation for their consideration and approval:

                                  ARTICLE FOUR

                                AUTHORIZED STOCK

                  The total number of shares of all classes of stock which the corporation shall have authority to issue is 3,000 shares of common stock of the par value of One Cent ($.01) per share (the "Common Stock").

                  Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, each share of Common Stock (the "Old Shares") issued and outstanding immediately prior to such filing shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent 0.0000008941755014 validly issued, fully paid, and nonassessable share of Common Stock. Any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares held by each stockholder) shall automatically be eliminated. Each certificate representing Old Shares shall thereafter represent that number of shares of Common Stock determined by the previous sentences; provided, however, that each person holding of record a stock certificate or



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          certificates representing Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.


         SECOND, that in lieu of a meeting and vote of the sole stockholder of the Corporation, the stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD, that the previously stated amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
10th day of August, 1999.

                                           CAPSTAR RADIO BROADCASTING
                                           PARTNERS, INC.


                                           By:    /s/ KATHY ARCHER
                                                  -----------------------------
                                           Name:      Kathy Archer
                                                  -----------------------------
                                           Title:     Vice President
                                                  -----------------------------